Exhibit 99.2

“We have taken significant action to reposition Kohl’s for future growth. And while we are making progress against our strategic priorities, our efforts have yet to fully yield the intended outcome due in part to a continued challenging consumer environment. During the second quarter, our customers exhibited more discretion in their spending, which pressured our sales even as customers transacted more frequently. This overshadowed strong performance in our key growth areas, including Sephora, home decor, gifting, and impulse. In spite of this, we continued to execute well operationally, enabling us to deliver a 13% increase in earnings driven by gross margin expansion and strong inventory and expense management.” However, “We have taken significant action to reposition Kohl’s for future growth. And while we are making progress against our strategic priorities, our efforts have yet to fully yield the intended outcome due in part to a continued challenging consumer environment and softness in some of our core businesses. During the second quarter, our customers exhibited more discretion in their spending, which pressured our sales even as customers transacted more frequently. This overshadowed strong performance in our key growth areas, including Sephora, home decor, gifting, and impulse. In spite of this, we continued to execute well operationally, enabling us to deliver a 13% increase in earnings driven by gross margin expansion and strong inventory and expense management.” “Looking ahead, we are focused on ensuring that the substantial work that we’ve done across product, value, and experience is fully recognized by both new and existing customers. We will also capitalize on new opportunities such as our partnership with Babies “R” Us and continue to benefit from our key growth areas. Our conviction in our strategy remains strong and our operating discipline, solid cash flow generation, and healthy balance sheet will continue to support us as we work to return Kohl’s to growth.”

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Building Increasing relevancy of apparel & footwear offerings in 2024 Repositioning Juniors offering next to Sephora in stores to better capitalize on cross shopping opportunities in 2024 Q1 2024 with positive sales growth Women’s ● Strengthening young men’s ● Driving infant and category through newborn apparel the introduction of sales through new brands ● Continuing to Babies “R” Us including amplify polished cross shopping Aeropostale and casual through Quiksilver private and market brands

(4%) to (6%) vs. 2023 (3%) to (5%) vs. 2023 3.4% to 3.8% $1.75 to $2.25

fewer

● Executing a make-whole-call on May 2025 bonds in Q2 2024 to reduce long-term debt by $113M (1) Coupon reﬂects incremental 125 bp step ups on May 2025 and May 2031 bonds